Exhibit 10.1

THIS IS AN IMPORTANT LEGAL DOCUMENT. PLEASE CONFER WITH A LAWYER OR OTHER TRUSTED ADVISOR BEFORE SIGNING THIS DOCUMENT.

November 12, 2024

VIA EMAIL DELIVERY

Herman Cueto

Re:    Transition and Severance Agreement and Release

Dear Herman:

This letter summarizes the terms of your separation from employment with Azenta, Inc. (the “Company”). The purpose of this agreement (“Agreement”) is to establish an amicable arrangement for ending your employment relationship, to release the Company from all legally waivable claims and to permit you to receive severance pay.

By signing this Agreement, you will be giving up valuable legal rights. For this reason, it is very important that you carefully review and understand the Agreement before signing it. The deadline for accepting this Agreement is December 3, 2024. The Company encourages you to take advantage of this period of time by consulting with a lawyer, or other trusted advisor, before signing the document.

1.    Employment Status and Payments:

(a)    Transition. You shall continue to serve in the position of Executive Vice President and Chief Financial Officer (“CFO”) until the Company has filed its Annual Report on Form 10-K for the fiscal year ended September 30, 2024. Thereafter, you shall transition to the role of Advisor to the CEO and shall perform those duties and responsibilities as reasonably assigned to you by the Company’s Chief Executive Officer until December 1, 2024 (the “Transition Term”). During the Transition Term, (a) you shall continue to receive your current base salary paid in accordance with the Company’s regular payroll practices; (b) you shall continue to participate in the Company’s benefit plans; and (c) each of your equity awards shall continue to vest and remain exercisable in accordance with their respective terms.

(b)    Termination Date: Upon the expiration of the Transition Term, on December 1, 2024 (the “Termination Date”), your employment with the Company shall terminate. As of the Termination Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as set forth in this Agreement, the Consulting Services Agreement referred to in Section 1(c) below, or required by federal or state law.

(c)    Consulting Agreement. Immediately upon the expiration of the Transition Term, the Company and you shall execute a Consulting Services Agreement in the form attached hereto as Exhibit A. The term of the Consulting Services Agreement shall be from December 2, 2024 through February 28, 2025 unless earlier terminated by you (the “Consulting Period”).

(d)    The Termination Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you are enrolled in the Company’s medical plans, you will be provided a benefits packet containing information on your COBRA rights and how to elect to convert to a direct pay plan under COBRA.

(e)    You hereby acknowledge (i) receipt of all compensation and benefits due through the Termination Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (ii) having reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of your or a family member’s health condition and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) you have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Company Releasees. Except as set forth in the Consulting Agreement, the Company’s applicable incenting equity plan or any applicable equity incentive grant agreement, as of the Termination Date, any unvested equity awards will immediately be forfeited and any such vested awards shall continue to be governed by the Company’s applicable incentive equity plan and the respective equity incentive grant agreements.

2.    Consideration: In exchange for, and in consideration of, your full execution of this Agreement, upon the expiration of the Consulting Period, the Company agrees as follows:

(a)    Severance Pay: The Company will pay you a severance payment of five hundred twenty thousand dollars ($520,000), which is the equivalent of one (1) year of your current base salary. This severance amount will be paid to you in biweekly installments in accordance with the Company’s standard payroll cycles (the “Salary Continuation Period”). Except as required by Section 2(f) below, the first installment will be paid to you commencing on the next payroll cycle after the expiration of the Consulting Period, or such earlier date as may be determined in Company’s sole discretion.

(b)    COBRA Premiums: If you elect in a timely manner to continue medical and dental insurance coverage after the Termination Date in accordance with the provisions of COBRA, and you timely remit the employee portion of premiums for such coverage, then the Company will maintain such coverage in effect until the end of the period during which you are receiving payments under paragraph 2(a) above (the “Severance Period”). During the Severance Period the employee portion of your premiums for such coverage will be at the same rates for current active employees and consistent with your elections. The Severance Period runs concurrently with the COBRA period. Thereafter, you may continue receiving group health, dental and flexible spending account coverage at your own expense as provided by COBRA law for the remainder of the COBRA period. Eligibility to continue this coverage ends upon the termination of any period allowed by law. If you fail to make timely payment of your portion of the premiums it will result in termination of coverage. You agree to notify the Company promptly when you are covered by another plan. If you are a “highly compensated individual” (as defined in Section 105(h) of the Internal Revenue Code of 1986, as amended), the Company-paid portion of the group health and dental coverage, as determined by reference to the total COBRA premium, will be reported to the IRS as taxable income. Please note that if the Company, in its sole discretion, subsequently determines that all or some of its payments of the COBRA premiums are discriminatory under the Internal Revenue Code, any remaining COBRA payments shall instead be paid to you as additional severance pay over the same period that the subsidy would have been provided.

(c)    Fiscal Year 2024 Bonus: The Company will pay you the annual performance inventive for the fiscal year ended September 30, 2024, calculated by the Company in good faith and consistent with historical practices, payable at the same time that payment of annual performance incentives are paid to other senior executives of the Company.

(d)    Equity Vesting. Your outstanding equity awards shall continue to vest during the Consulting Period. Upon the expiration of the Consulting Period, the following equity awards shall be deemed to have fully vested immediately prior to such expiration:

Equity award granted on November 16, 2023 consisting of 9,163 RSUs, of which 4,581 RSUs are currently unvested.

Equity award granted on August 9, 2024, consisting of 11,309 RSUs, all of which are currently unvested.

All other equity awards outstanding at the expiration of the Consulting Period shall be terminated and cancelled.

(e)    You will receive outplacement services from the Company’s outplacement provider for six (6) months following the Termination Date.

(f)    Payments: The payments set forth in this Section 2 shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes.

(g)    Section 409A Requirements: Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to you under this Agreement:

(i)    For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), (1) each “payment” (as defined by Section 409A) made under this Agreement shall be considered a “separate payment,” and (2) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (a) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4), and (b) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing your “separation from service” (as defined for purposes of Section 409A)) the “two years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

(ii)    If you are a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company) as of your separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A), and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (1) the first day of the seventh month following your separation from service, or (2) your date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following your separation from service.

(iii)    If this Agreement fails to meet the requirements of Section 409A, the Company shall not have any liability for any tax, penalty or interest imposed on you by Section 409A, and you shall have no recourse against the Company for payment of any such tax, penalty or interest imposed by Section 409A.

3.    Release: This section of the Agreement is a release of legal claims. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a)    In exchange for the amounts described in Section 2, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the “Company Releasees” from any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 3(e) and (f) below, this means that by signing this Agreement, you are agreeing to forever waive, release and discharge the Company Releasees from any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b)    This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Agreement that arises from any federal, state or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims (such as claims for wrongful discharge, tortious interference with advantageous relations, misrepresentation and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c)    For avoidance of doubt, by signing this Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(e) and (f) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964 (Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act (“ADA”), the ADA Amendments Act, the Equal Pay Act (“EPA”), the Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Genetic Information Non-Discrimination Act (“GINA”), the Employee Retirement Income Security Act (“ERISA”), the Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, The Massachusetts Earned Sick Leave law, the Massachusetts Pregnant Workers Fairness Act, the Massachusetts Privacy Statute, the Massachusetts Civil Rights Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Consumer Protection Act, the Massachusetts Labor and Industries Act, the anti-retaliation provisions of the Massachusetts Paid Family and Medical Leave Act, M.G.L. c. 175M, s. 9, and the Massachusetts Independent Contractor Statute, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.

(d)    You release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by state law. This release of legal claims includes the Massachusetts Payment of Wages Act (M.G.L. ch. 149 §§148 and 150), the Massachusetts Overtime regulations (M.G.L. ch. 151 §§ 1A and 1B), the Meal Break regulations (M.G.L. ch. 149 §§ 100 and 101), the Massachusetts Minimum Fair Wages Act, and the Earned Sick Time Law (M.G.L. ch. 149, § 148C), and any other state wage and hour related claims arising out of or in any way connected with your employment with the Company, including any claims for unpaid or delayed payment of hourly wages, salary, overtime, minimum wages, bonus pay, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, incentive payments or severance, missed or interrupted meal periods, as well as interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind relating to a wage and hour claim, to the maximum extent permitted by law.

(e)    Nothing in this Section 3 or elsewhere in this Agreement (including but not limited to the accord & satisfaction, confidentiality, non-disparagement, and return of property provisions) (i) prevents you from filing a claim under the workers compensation, paid family and medical leave, or unemployment compensation statutes; (ii) limits or affects your right to challenge the validity of this Agreement under the ADEA or the Older Worker Benefits Protection Act; (iii) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; (iv) limits or affects your right to disclose or discuss sexual harassment or sexual assault disputes; or (v) prevents you from exercising your rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees; although, by signing this Agreement you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive an award from a government agency.

(f)    For avoidance of doubt, and to ensure clarity, while you acknowledge not having raised a claim of sexual harassment or abuse with the Company, or asserted such a claim outside the Company, nothing in this Agreement waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, whether because you are cooperating in an investigation or other legal proceeding on your own initiative or whether you have been required or requested to attend such an investigation or proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

(g)    For avoidance of doubt, nothing in this Agreement waives any rights or coverages you may have due to your role as an officer or named executive officer under the Company’s Director & Officer liability policies, or as described in indemnification agreements or bylaws of the Company.

4.    Supplemental Release. You agree that, as a condition to the agreements and benefits set forth in this Agreement, you will execute and deliver a Supplemental Release of Claims, which is attached hereto as Exhibit B, on or following the Termination Date and no later than five (5) days following the Termination Date.

5.    Accord and Satisfaction: The amounts described in Sections 1 and 2 shall be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

6.    Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and you agree that:

(a)    in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose on or prior to the date this Agreement was executed;

(b)    you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c)    you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(d)    in entering into this Agreement, you are not relying on any representation, promise or inducement made by the Company Releasees or their attorneys with the exception of those promises described in this document.

7.    Period for Review and Consideration of Agreement:

(a)    You acknowledge that you have twenty-one (21) days to review this Agreement and consider its terms before signing it.

(b)    The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

8.    Company Files, Documents and Other Property: Other than as permitted in Section 3(e) and 3(f), you represent that you have returned to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, Company keys and passes, intangible information stored on hard drives or thumb drives, software passwords or codes, security passwords or codes, tangible copies of trade secrets and confidential information, names and addresses of Company customers, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”). You agree that in the event that you discover any other Company Property in your possession after the Termination Date of this Agreement you will immediately return such materials to the Company.

9.    Future Conduct:

(a)    The Employee Confidentiality Agreement and the Employee Non-Solicitation and Proprietary Information Agreement: By signing this Agreement you are acknowledging your post-employment obligations as set out in the Employee Non-Solicitation and Proprietary Information Agreement you signed as a condition of being hired, and you are agreeing to comply, and representing you will comply, with those obligations.

(b)    Confidentiality of this Agreement: Other than as permitted in Section 3(e) and 3(f) above, you agree that you shall not disclose, divulge or publish, directly or indirectly, any information regarding the amount of the severance and benefits agreed to in this Agreement to any person or organization other than (i) your immediate family, (ii) your accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services, (iii) to the taxing authorities, (iv) the unemployment compensation agency; or (v) when otherwise compelled by law.

10.    Representations and Governing Law:

(a)    This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, between you and the Company, except for the Agreements noted in paragraph 8(a), which shall remain in full force and effect in accordance with their terms. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Company and you.

(b)    If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise in writing by the waiving party. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c)    This Agreement and any claims arising out of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other may be commenced and maintained in state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court.

(d)    This Agreement does not constitute and shall not be construed as an admission by the Company that it has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to you, and the Company expressly denies that it has engaged in any such conduct.

(e)    You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company’s successors and assigns.

(f)    This Agreement may be signed by the Parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof. The Parties also agree that an electronic signature shall have the same effect as the use of a signature affixed by hand.

11.    Effective Date: If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me. You may revoke this Agreement for a period of seven (7) days after signing it. In order to revoke the Agreement, you must submit a written notice of revocation to Olga Pirogova located at 200 Summit Dr., Burlington, MA 01803 and Olga.Pirogova@azenta.com. This written notice may be sent by mail, overnight mail, email or hand-delivery but must be received no later than 11:59 pm on the seventh day after you sign this Agreement. The Agreement will not become effective or enforceable, and no payments will be made, until the expiration of the revocation period without you exercising your right of revocation (“Effective Date”).

Very truly yours,
AZENTA, INC.

By:	/s/ John Marotta
Name: John Marotta
Title: President and CEO

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

/s/ Herman Cueto
Herman Cueto
Date:	November 12, 2024

EXHIBIT A

CONSULTING SERVICES AGREEMENT

Consultant:	Herman Cueto

Address:

Email:

Phone:

Azenta, Inc., (“Azenta”), having offices at 200 Summit Drive, 6th Floor, Burlington, MA 01803 U.S.A., and the above-named party (“Consultant”) agree that the following terms and conditions shall solely and exclusively govern any and all Services to be provided by Consultant to Azenta. This Agreement is effective as of the date of the last signature below (the “Effective Date”).

1.	SERVICES

All services to be performed by Consultant under this Agreement, from time to time, (collectively, the “Services”) shall be as set forth on Schedule A attached hereto, which shall describe the work to be performed and related period of performance, rates, and any milestones. The Services may be performed remotely from the Consultant’s premises.

2.	TERM

This Agreement will remain in force from the Effective Date until November 30, 2025 (the “Term”), unless otherwise agreed in writing by the parties, and subject to Section 3 below. The period of performance for the Services is set forth on Schedule A.

3.	TERMINATION

The parties hereby acknowledge and expressly agree that this Agreement may be terminated only in the following circumstances:

a)	Automatically upon expiry of the Term, upon payment of any and all unpaid fees and expenses owing to the Consultant on the date of termination of this Agreement;

b)

By Consultant, for any reason and at any time prior to the expiry of the Term upon written notice provided by Consultant to Azenta, in which case Azenta shall pay Consultant any fees earned up through the date of such termination.

4.	PAYMENT

As consideration for the Services, payment to Consultant will be made as outlined in Schedule A. All rates and charges for Services are exclusive of any and all sales, use, service or like taxes, however designated, that may arise from this Agreement, exclusive of taxes based upon Consultant’s net income. All rates and charges for Services are also exclusive of any and all out-of-pocket expenses, which must be approved in advance and in writing by Azenta. Upon termination of this Agreement, Azenta will pay Consultant for all Services performed and approved expenses incurred or committed to through the date of the termination in accordance with Schedule A, but all other rates and charges described in such Schedule will be excused.

5.	INDEPENDENT CONTRACTOR

A.

Consultant is an independent contractor and not an employee, agent or representative of Azenta, and will therefore not be eligible for any of Azenta employee benefits. Specifically, but without limiting the generality of the prior sentence, Consultant is not covered under any of Azenta’s worker’s compensation, accident, liability, or other insurance policies.

B.

Consultant further understands and agrees that under no circumstances shall Azenta be responsible for any tax collection, payment and/or reporting obligations with respect to the Consultant. Consultant shall be solely responsible for fulfilling all of his own tax collection, payment and reporting obligations which may be incurred in connection with the compensation provided to, or the work performed by, the Consultant hereunder. Consultant hereby undertakes to take sole responsibility for any and all such taxes (withholding, unemployment, or otherwise) that he may incur in connection with the compensation provided to, or the work performed by, the Consultant hereunder.

C.

Nothing herein shall be deemed to create, expressly or impliedly, a partnership, joint venture, agency, employment or other association between the parties. Neither party has any right to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever. Consultant shall not do any act which might result in any third party believing the Consultant has the power to contract or incur any commitment on behalf of Azenta, or that the Consultant is the agent, employee, joint venturer with or partner of Azenta.

D.

The Consultant and Company acknowledges that each of the Consultant’s previously issued equity incentive awards will continue to vest through the expiration of the Term and shall be exercisable in accordance with their terms as if Consultant remained employed through the expiration of the Term and Consultant is not eligible for any new equity grants under Azenta equity inventive plans.

6.	CONFIDENTIALITY

In order to perform the Services, either party may from time to time provide the other party certain information and data respecting its products or business. Both parties agree to protect that information and data (“Confidential Information”) from unauthorized disclosure, using at least the same degree of care and discretion that the party uses to protect its own similar information, but in no event less than a reasonable degree of care. Both parties agree not to use the Confidential Information of the other party except in connection with the discharge of its obligations under this Agreement. All Confidential Information and rights relating to the Confidential Information of a party are the sole property of that party. The party receiving such information (the “receiving party”) shall not be required to protect any Confidential Information which (i) is or becomes publicly available through no fault of the receiving party, (ii) is already in the receiving party’s possession, (iii) is independently developed by the receiving party outside the scope of this Agreement, (iv) is rightfully obtained from third parties which have no confidentiality obligations to the party which disclosed that information to the receiving party (the “disclosing party”); or (v) is disclosed pursuant to court order or as otherwise required by law, after giving the disclosing party prompt notice of the required disclosure and after assisting the disclosing party in its reasonable efforts to prevent or limit the disclosure. Consultant may retain copies of Consultant’s own employment records and agreements to which Consultant is a party in his personal capacity.

Neither party has, nor shall it in the future, disclose to the other party, or induce the other party to use, any trade secrets, confidential or proprietary information or material belonging to a third party without the permission of such third party. Consultant represents that its performance of all of the terms of this Agreement and its performance of its duties under this Agreement do not and shall not breach any agreement or obligation to keep in confidence proprietary information acquired by Consultant in confidence or in trust. Consultant has not entered into, and agrees that it shall not enter into, any agreement either written or oral in conflict with this or any other provision of this Agreement.

Upon termination of this Agreement, or of any transaction under this Agreement, for any reason, Consultant shall deliver to Azenta all physical documents or other materials relating to the Services (and delete all electronic copies), and Consultant shall not take any of the foregoing documents or materials or any reproduction of the documents or materials or anything containing any, or relating to any, Confidential Information of Azenta.

Notwithstanding the foregoing, either party to this Agreement has the right to disclose Confidential Information to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Either party also has the right to disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure to the extent permitted by applicable law.

Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7.	PROPRIETARY RIGHTS

[Intentionally Omitted]

8.	WARRANTY

A.

Consultant further warrants that the Services will be performed in a professional manner, will conform to generally accepted industry standards and practices, and will conform in all material respects to the requirements set forth in each Schedule under this Agreement.

B.

Consultant further represents and warrants to Azenta that he is free to enter into this Agreement and that his performance hereunder will not conflict with (i) any other agreement to which he may be a party and (ii) any applicable laws.

9.	LIMITATIONS OF LIABILITY

AZENTA’S AND CONSULTANT’S LIABILITY UNDER THIS AGREEMENT FOR DAMAGES, REGARDLESS OF THE FORM OF ACTION, SHALL NOT EXCEED THE GREATER OF THE TOTAL AMOUNT CONTEMPLATED BY THIS AGREEMENT AND THE TOTAL AMOUNT PAID UNDER THE APPLICABLE SCHEDULE(S) FOR SERVICES DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE CAUSE OF ACTION.

EXCEPT FOR BREACHES OF SECTIONS 7 OR 8 HEREIN, BOTH PARTIES FURTHER AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR OTHER INDIRECT DAMAGES OR FOR ANY LOST PROFITS OF THE OTHER PARTY.

NO ACTION, REGARDLESS OF FORM, ARISING OUT OF THE SERVICES UNDER THIS AGREEMENT, MAY BE BROUGHT BY EITHER PARTY MORE THAN ONE YEAR AFTER THE CAUSE OF ACTION HAS ACCRUED, EXCEPT THAT AN ACTION FOR NON-PAYMENT MAY BE BROUGHT WITHIN ONE YEAR OF THE DATE OF LAST PAYMENT.

10.	INDEMNIFICATION

[Intentionally Omitted]

11.	SUBCONTRACTING PROHIBITED

The performance of the Services to be rendered by Consultant under this Agreement may not be delegated or subcontracted by Consultant to others without prior written authorization from Azenta.

12.	TRADEMARKS

Consultant acknowledges that Azenta owns all trademarks, logotypes and other proprietary or other confidential information provided to Consultant by Azenta and understands that this Agreement does not grant ownership rights or rights to register any trademarks, logotypes or other proprietary or confidential information of Azenta. All advertisements and promotion material using such trademarks, logotypes or information shall be submitted to Azenta for written approval before use by Consultant.

13.	EXPORTS

Consultant agrees not to knowingly export, re-export or release any software, source code for the software, documentation or technical data furnished under this Agreement, or any part or any direct product thereof, directly or indirectly, to Iran, Iraq, Libya, Cuba, North Korea, Sudan and Syria, any other embargoed country, and any of those countries listed from time to time in Country Group D:1 or E:2 in the Export Administration Regulations, Parts 730-774 to Title 15 of the U.S. Code of Federal Regulations, without a license from the U.S. Department of Commerce and/or other appropriate governmental agencies, or other authorization under the Export Administration Regulations. For purposes of this Agreement, the term “direct product” is defined to mean the immediate product (including processes and services) produced directly by use of the technical data.

14.	PUBLICITY

Consultant will not issue any announcements or press releases mentioning Azenta by name without the prior written consent of Azenta.

On behalf of Consultant and anyone claiming through Consultant:

Signature

15.	GENERAL

A.

This Agreement, along with any Schedules, constitutes the entire Agreement between the parties with respect to the subject matter hereof, and supersedes in all respects all prior proposals, negotiations, conversations, discussions, and agreements between the parties concerning that subject matter. In the event of a conflict between the provisions of a Schedule and provisions of the rest of this Agreement, the latter will prevail. This Agreement may not be modified except by written authorization from representatives of both parties. Notwithstanding anything set forth herein to the contrary, nothing in this Agreement shall impact the enforceability of the Non-Competition Agreement dated June 4, 2015 between the Consultant and Azenta (the “Non-Competition Agreement”) and the Employee Non-Solicitation and Proprietary Information Agreement Employee dated April 5, 2010 between the Consultant and Azenta, which agreements shall remain in full force and effect, provided that all restricted periods thereunder that extend past the date of termination of employment shall be deemed to commence as of the date of this agreement (and not, for the avoidance of doubt, at the end of the Term under this Agreement) and shall continue in full force and effect until the later of (x) the date set forth in the Non-Competition Agreement; and (y) the expiration of the Term of this Agreement.

B.

This Agreement, and all transactions under this Agreement, shall be construed and governed by the internal laws of the Commonwealth of Massachusetts without regard to its choice of law principles, and Consultant agrees to submit to the jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts. In all actions taken under this Agreement, Consultant will at all times comply with all provisions of all Federal and other applicable laws and regulations.

C.

Neither this Agreement, nor individual transactions under this Agreement, will be assigned by Consultant without the prior written consent of Azenta and any attempted assignment will be void. Azenta may assign or transfer this Agreement, or any of Azenta’s rights or obligations under this Agreement, without Consultant’s consent, to a buyer of the Azenta business.

D.

Consultant hereby agrees that each provision contained in this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be at all unenforceable, those provision or provisions will be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the extent compatible with the then applicable law.

E.

Consultant agrees that any breach of this Agreement by Consultant could cause Azenta irreparable damages and that in the event of such breach, Azenta shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Consultant’s obligations hereunder.

F.

Any waiver by Azenta of a breach of any provision of this Agreement shall not operate or be construed as a waiver of a breach of any other provision of this Agreement or of any subsequent breach hereof.

G.

Consultant’s confidentiality obligations under Section 6 of this Agreement shall survive the expiration or termination of this Agreement, regardless of the manner of such expiration or termination. Those obligations will be binding upon Consultant’s heirs, executors and administrators and shall inure to the benefit of Azenta’s successors and assigns.

H.

Any notice or communication required or permitted under this Agreement must be in writing and shall be deemed received when personally delivered or one day after being sent via facsimile or three days after being sent via first-class mail, postage prepaid, return receipt requested, to a party at the address or number specified in this Agree mentor at any other address either party may from time to time designate to the other.

AGREED AND ACCEPTED:

CONSULTANT	AZENTA, INC.

Authorized Signature	Authorized Signature

Herman Cueto
Print Name	Print Name

Consultant
Title	Title

Date	Date

SCHEDULE A

Services

1.         SERVICES TO BE RENDERED

Part time Independent Contractor Consultant to Azenta, providing the following:

•

CFO transition support as reasonably requested from time to time by the CEO. Unless specifically requested in writing, Consultant shall not communicate with any of the Company’s current or prospective customers, suppliers or shareholders regarding matters related to the business and affairs of the Company.

•	Other general assistance as reasonably requested from time to time by the CEO.

2.         CONSULTING SCHEDULE AND PAYMENT

Services to be provided remotely on an as needed basis. Consultant will make himself generally available during business hours.

During the Term, the Company shall pay Consultant a monthly consulting fee of $43,333.33. Consultant shall not be required to submit an invoice in connection with the payment of the consulting fees.

Your outstanding equity awards shall continue to vest during the Term. Upon the expiration of the Term, the following equity awards shall be deemed to have fully vested immediately prior to such expiration:

Equity award granted on November 16, 2023 consisting of 9,163 RSUs, of which 4,582 RSUs are currently unvested

Equity award granted on August 9, 2024 consisting of 11,309 RSUs, all of which are currently unvested

All other equity awards outstanding at the expiration of the Term shall be terminated and cancelled.

EXHIBIT B

SUPPLEMENTAL RELEASE

This Supplemental Release of Claims should be executed on or following your Termination Date and no later than five (5) days following the Termination Date.

(a)    In exchange for the covenants and other benefits set forth in the Transition and Severance Agreement and Release with Azenta, Inc. (the “Company”) dated November 12, 2024 (the “Agreement”), including the Company’s agreement to enter into the Consulting Agreement and the continued vesting of certain equity incentive awards as set forth therein, which is in addition to anything of value to which you (hereinafter referred to as “Employee”) is entitled to receive, Employee and Employee’s representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the Company Releasees (as defined below) from any and all legally waivable claims that employee has against the Company Releasees. Other than as set forth below, this means that by signing this Agreement, Employee is agreeing to forever waive, release and discharge the Company Releasees from any type of claim arising from conduct that occurred any time in the past and up to and through the date Employee signs this document. “Company Releasees” means the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b)    This release includes, but is not limited to, any waivable claims Employee has against the Company Releasees based on conduct that occurred any time in the past and up to and through the date Employee signs this Agreement that arises from any federal, state or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim Employee may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims(such as claims for wrongful discharge, tortious interference with advantageous relations, misrepresentation and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c)    For avoidance of doubt, by signing this Agreement Employee is agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(e) and (f) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act (“ADA”), the ADA Amendments Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non-Discrimination Act, the Employee Retirement Income Security Act, the Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), the Massachusetts Equal Rights Act, the Massachusetts Equal Pay Act, the Massachusetts Earned Sick Leave law, the Massachusetts Pregnant Workers Fairness Act, the Massachusetts Privacy Statute, the Massachusetts Civil Rights Act, the Massachusetts Domestic Violence Leave Act, the Massachusetts Consumer Protection Act, the Massachusetts Labor and Industries Act, the anti-retaliation provisions of the Massachusetts Paid Family and Medical Leave Act, M.G.L. c. 175M, s. 9, and the Massachusetts Independent Contractor Statute, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.

(d)    Employe releases the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by state law. This release of legal claims includes the Massachusetts Payment of Wages Act (M.G.L. ch. 149 §§148 and 150), the Massachusetts Overtime regulations (M.G.L. ch.151 §§ 1A and 1B), the Meal Break regulations (M.G.L. ch.149 §§ 100 and 101),the Massachusetts Minimum Fair Wages Act, and the Earned Sick Time Law (M.G.L. ch. 149, § 148C), and any other state wage and hour related claims arising out of or in any way connected with Employee’s employment with the Company, including any claims for unpaid or delayed payment of hourly wages, salary, overtime, minimum wages, bonus pay, vacation pay, holiday pay, sick leave pay, dismissal pay, commissions, incentive payments or severance, missed or interrupted meal periods, as well as interest, attorneys’ fees, costs, expenses, liquidated damages, treble damages or damages of any kind relating to a wage and hour claim, to the maximum extent permitted by law

(e)    Nothing herein or elsewhere in the Agreement (i) prevents Employee from filing a claim under the workers compensation, paid family and medical leave, or unemployment compensation statutes; (ii) limits or affects Employee’s right to challenge the validity of this Agreement under the ADEA or the Older Worker Benefits Protection Act; (iii) prevents Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; (iv) limits or affects Employee’s right to disclose or discuss sexual harassment or sexual assault disputes; (v) prevents Employee from exercising Employee’s rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees; although, by signing this Agreement Employee is waiving employee’s right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on Employee’s behalf by any third party, except for any right Employee may have to receive an award from a government agency; or (vi) limits or affects Employee’s rights with respect to indemnification and related expense advancement or rights under any director or officer insurance policy; or (vii) limits or affects Employee’s rights with respect to equity incentive awards.

For avoidance of doubt, and to ensure clarity, while Employee acknowledges not having raised a claim of sexual harassment or abuse with the Company, or asserted such a claim outside the Company, nothing in this Agreement waives Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, whether because Employee is cooperating in an investigation or other legal proceeding on Employee’s own initiative or whether Employee has been required or requested to attend such an investigation or proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Supplemental Release.  To that end, you have been encouraged and given the opportunity to consult with an attorney of your own choice prior to signing this Supplemental Release.  In the event you do not sign this Supplemental Release, you will not be eligible for the payments described in the Agreement or the Consulting Agreement.

Capitalized terms used in this Supplemental Release but not defined herein shall have the meaning ascribed thereto in the Agreement.

This Supplemental Release of Claims shall be executed on or following your Termination Date and no later than five (5) days following the Termination Date.

SIGNED:

DATED: